Exhibit 10.32

KINEMED, INC.

Non-Employee Director Compensation Policy

Each non-employee director serving on the Board of Directors (the “Board”) of KineMed, Inc. (the “Company”) will receive an annual base fee for his or her services of $35,000, and a one-time initial award of options to purchase 500,000 shares of the Company’s common stock, which will vest quarterly over a three-year period, subject to the director’s continued service on the Board. Thereafter, each director will receive an annual award of options to purchase 200,000 shares of the Company’s common stock, which will vest upon the earlier to occur of the one-year anniversary of the date of grant and the stockholder meeting in the year following the date of grant, subject to the director’s continued service on the Board. The vice chairperson of the Board will also receive an annual cash retainer of $20,000 for his or her service in such role. In addition, each non-employee director, other than the chairperson of such committee, who serves on the audit, compensation, and nominating and corporate governance committees will receive an annual cash retainer of $7,500, $5,000, and $5,000, respectively, for each committee on which he or she serves. Each chairperson of the audit, compensation, and nominating and corporate governance committees will receive an additional annual cash retainer of $15,000, $10,000 and $8,000, respectively. The Company will also reimburse each of the directors for their travel expenses incurred in connection with their attendance at Board and committee meetings. All cash retainers will be paid in equal quarterly installments.

Approved:

Effective: